EXHIBIT 99(D)

                           CONSULTING AGREEMENT
                           --------------------


            AGREEMENT, made and entered into as of February 8, 1998 by and between CVS Corporation, a Delaware corporation (together with its subsidiaries and its successors and assigns permitted under this Agreement, the "Company"), and Eugene Applebaum (the "Consultant").


                           W I T N E S S E T H :
                           - - - - - - - - - -


            WHEREAS, the Consultant is the Chairman, Chief Executive Officer and President of Arbor Drugs, Inc., a Michigan corporation ("Arbor Drugs");

            WHEREAS, the Company has entered into an Agreement and Plan of Merger with Red Acquisition, Inc. and Arbor Drugs dated as of February 8, 1998 (the "Merger Agreement"), pursuant to which, among other things, at the Effective Time of the Merger provided for therein (as each such term is defined in the Merger Agreement), Arbor Drugs will become a wholly-owned subsidiary of the Company;

            WHEREAS, the Consultant has the ability to offer services to the Company based on his extensive expertise and knowledge with respect to matters relating to Arbor Drugs and its business; and

            WHEREAS, the Company desires to retain Consultant to provide such services to the Company, and the Consultant desires to provide such services to the Company, subject to the terms and provisions of this Agreement.

            NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Company and the Consultant (individually a "Party" and together the "Parties") agree as follows:

            1.    Consulting Term.
                  ---------------

                  The term of the consulting arrangement provided for herein (the "Consulting Term") shall commence on the Closing Date of the Merger provided for in the Merger Agreement (the "Effective Date") and shall end at the close of business on the fifth anniversary of the Effective Date, unless it is terminated earlier pursuant to Section 8.

            2.    Consulting Services.
                  -------------------

                  (a) The Consultant shall provide consulting services to the Company at the request of either the Chief Executive Officer or Chief
Operating Officer of the Company ("Consulting Services"). Such Consulting Services shall include advice on transitional issues, Michigan and Toledo metropolitan area real estate matters, including with respect to opening, relocating or acquiring stores and other mutually agreeable projects.

                  (b) In performing his Consulting Services, Consultant shall not be required to travel outside of Michigan or the metropolitan Toledo area.

                  (c) The Parties acknowledge and agree that the Consultant is an independent contractor and is not a partner, employee, or agent with the Company or any of its subsidiaries or affiliates. Nothing in the Agreement shall be construed to grant either Party the authority to enter into a contract in the name of the other Party, or to bind the other Party in any manner.

            3.    Consulting Fee.
                  --------------

                  The Consultant shall be paid an annual Consulting Fee of $450,000.00, payable on a quarterly basis in advance. In consideration of his role with respect to real estate matters in Michigan and the Toledo metropolitan area, the Consultant shall be paid a bonus of $25,000 upon the opening, relocation or the acquisition of each store opened by, relocated or acquired by the Company in Michigan and metropolitan Toledo during the term of this Agreement.

            4.     Grant of Stock Option
                   ---------------------

                   (a) The Company shall grant the Consultant an option (the "Option") to purchase 25,000 shares of the common stock, par value $0.01 per share, of the Company (the "Company Common Stock") on the Closing Date of the Merger. In the event that the Common Stock is subject to a stock split or stock dividend following the date of this Agreement, or if there is any other change in the Common Stock of the Company following the date of this Agreement, the number of shares underlying the Option shall be adjusted appropriately to reflect such stock split, stock dividend, or other change.
The Option shall have an exercise price equal to the closing sale price of the Company Common Stock as reported on the New York Stock Exchange, Inc.
Composite Transactions List for the Closing Date of the Merger. The Option shall (i) expire on the fifth anniversary of the date of grant and (ii) shall be fully exercisable on the date of grant.

                  (b) The Company shall effect the registration of the sale of shares of Company Common Stock underlying the Option to Consultant upon exercise of the Option under the Securities Act of 1933, as amended.

            5.    Benefit Programs.
                  ----------------

                  (a) Nothing set forth in this Agreement shall be deemed to limit the benefits that would be available to the Consultant as a non-employee director of the Company for so long as he serves in such capacity.

                  (b) The parties acknowledge that Consultant's existing Change of Control Agreement requires the Company to provide the Consultant and his spouse, from the period commencing on the Effective Date and ending on their respective deaths, with coverage under Company's health insurance benefit programs in which the Company's senior executive officers participate. Such coverage shall be at the Company's cost and expense for the first two years after the Effective Date and thereafter at the cost and expense of the Consultant and his spouse. Nothing herein shall be deemed to limit such rights or benefits of the Consultant and the Company shall not adversely change such rights or benefits.

                  In the event that the Company cannot provide comparable benefits to the Consultant under any group benefit plan or arrangement in which he has a right to participate pursuant to this Section 5, the Company shall provide the Consultant with the after-tax economic equivalent of the benefits provided under such group plan or arrangement in which he is unable to participate. The economic equivalent of any benefit foregone shall be deemed to be a reasonable competitive cost that the Consultant would reasonably incur in obtaining such benefit for himself on an individual basis.

            6.    Reimbursement of Business and Other Expenses.
                  --------------------------------------------

                  The Consultant is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy.

            7.    Perquisites.
                  -----------

                  Notwithstanding anything herein to the contrary, during the Consulting Term, the Consultant shall be entitled to, and the Company shall provide the Consultant with:

                  (a) office space, secretary (as selected by the Consultant) and support services comparable to the office space, secretary and support services currently provided to the Consultant by Arbor Drugs at Arbor Drugs' current principal executive offices or at another location acceptable to the Consultant; and

                  (b) a U.S. automobile comparable to the automobile which the Consultant currently uses, together with required maintenance and repairs.

            8.    Termination of Consulting Term.
                  ------------------------------

                  The Consulting Term shall terminate at the earlier of the
(i) the close of business on the fifth anniversary of the Effective Date or
(ii) the date of the permanent incapacity or death of the Consultant. For these purposes, the Consultant shall be deemed to be permanently incapacitated if he is incapable of performing his obligations hereunder for 180 consecutive days in any 360-day period.

            9.    Indemnification.
                  ---------------

                  The Company agrees that it shall indemnify and hold the Consultant harmless against all cost, expense, liability and loss resulting from the consulting arrangement provided for herein, the provision of the Consulting Services and in respect of all other capacities or services served in or provided by the Consultant to the Company, to the same extent as provided in the indemnification arrangements in existence from time to time between the Company and its directors and senior executive officers.

           10.    Effect of Agreement.
                  -------------------

                  Any agreement between the Consultant and Arbor Drugs providing for payments to Consultant in consideration of services rendered shall terminate and be of no further force and effect from and after the effectiveness of this Agreement on the Effective Date. The parties acknowledge that the Consultant's Change of Control Agreement with Arbor Drugs will continue in full force and effect from and after the Effective Date. The Company shall honor the provisions of such Change of Control Agreement, including, without limitation, the existing tax provisions thereof, which provisions shall cover payments to be made and benefits to be made available by Arbor Drugs and the Company.

           11.    Assignability; Binding Nature.
                  -----------------------------

                  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Consultant) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Consultant under this Agreement may be assigned or transferred by the Consultant other than his accrued rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 17 below.

           12.    Representation.
                  --------------

                  The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Consultant represents that there is no agreement between him and any other person, firm or organization that would be violated by entrance into or the performance of his obligations under this Agreement.

           13.    Entire Agreement.
                  ----------------

                  This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

           14.    Amendment or Waiver.
                  -------------------

                  No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Consultant and an authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Consultant or an authorized officer of the Company, as the case may be.

           15.    Severability.
                  ------------

                  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

           16.    Survivorship.
                  ------------
                  The respective rights and obligations of the Parties hereunder set forth in Sections 5(b), 6, 9 and 10 shall survive the termination of the Consulting Term in accordance with their terms.

           17.    Beneficiaries/References.
                  ------------------------

                  The Consultant shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Consultant's death by giving the Company written notice thereof. In the event of the Consultant's death or a judicial determination of his incompetence, reference in this Agreement to the Consultant shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

           18.    Governing Law.
                  -------------

                  This Agreement shall be governed by and construed and interpreted in accordance with the laws of Delaware without reference to principles of conflict of laws.

           19.    Resolution of Disputes.
                  ----------------------

                  Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in Troy, Michigan in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Costs of the arbitration, including, without limitation, reasonable attorneys' fees of both Parties, shall be borne by the Company. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts due the Consultant under this Agreement and all benefits to which the Consultant is entitled at the time the dispute arises.

           20.    Notices.
                  -------

                  Any notice given to Party shall be in writing and shall be deemed to have been given when delivered personally or by facsimile transmission or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address or facsimile number indicated below or to such changed address or facsimile number as such Party may subsequently give such notice of:

                  If to the Company, to:

                        CVS Corporation
                        One CVS Drive
                        Woonsocket, RI 02895
                        Fax:  (401) 762-3012

                        Attention:  Thomas M. Ryan, Vice Chairman and
                                    Chief Operating Officer

                  with a copy to:

                        Davis Polk & Wardwell
                        450 Lexington Avenue
                        New York, New York 10017
                        Fax:  (212) 450-4800

                        Attention:  Dennis S. Hersch, Esq.

                  and:

                  If to the Consultant, to:

                        Honigman, Miller, Schwartz and Cohn
                        2290 First National Building
                        Detroit, MI 48226
                        Fax:  (313) 962-0176

                        Attention:  Alan S. Schwartz, Esq.

                  with a copy to:

                        Weil, Gotshal & Manges LLP
                        767 Fifth Avenue
                        New York, New York 10153
                        Fax:  (212) 310-8007

                        Attention:  Dennis J. Block, Esq.


           21.    Headings.
                  --------

                  The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

           22.    Counterparts.
                  ------------

                  This Agreement may be executed in two or more counterparts.

           23.    Effectiveness of Agreement.
                  --------------------------

                  Notwithstanding anything herein to the contrary, this Agreement shall not become effective until the Closing of the Merger provided for in the Merger Agreement and neither the Company nor the Consultant shall have any obligations or liabilities hereunder until this Agreement shall then become effective. In the event that the Company or Arbor Drugs terminate the Merger Agreement, this Agreement shall be terminated and become void and have no effect, without further action by the Company or the Consultant.

            IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.




                                    CVS CORPORATION



                                    By: /s/ T. M. Ryan
                                        ---------------------------
                                        Name:   Thomas M. Ryan
                                        Title:  Vice Chairman and
                                                Chief Operating Officer



                                        /s/ Eugene Applebaum
                                        ---------------------------
                                        Eugene Applebaum